SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 27, 2006
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NT HOLDING CORP.
(Exact name of registrant as specified in Charter)

NEVADA	000-15303	73-1215433
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8th Floor, No. 211 Johnston Road
Wanchai, Hong Kong
(Address of Principal Executive Offices)

852-2836-6202
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 27, 2006, NT Holding Corp (the "Company") entered into a material definitive agreement with Shanxi Linfen Lingu Coal Mine Limited (“Lingu”), a coal mining company located in Shanxi, China. The Company purchased 62.5% of the equity ownership of Lingu through Grand Canal Entertainment Inc. (“GCNL”), an 88% subsidiary of the Company.

The total consideration to be issued by the Company will be 9,023,200 shares of the common stock of GCNL that is owned by the Company in exchange for 62.5% of the equity ownership of Lingu. The transaction will take place upon the terms and conditions provided for in the Agreement for Share Exchange dated as of September 27, 2006, by and among the Company and Lingu, and Wang Minsheng, the sole shareholder of Lingu (the “Agreement”). The Agreement is attached as an Exhibit hereto and incorporated herein by reference. GCNL has total authorized capital of 100,000,000 shares and at closing will have a total of 45,116,000 shares issued and outstanding.

Lingu occupies a land mass of approximately 2.2 square kilometers and owns a 21 year coal mine concession right granted by the Chinese government. Lingu commenced its production on January 30, 2002. Production capacity is approximately 300,000 tons per year. Lingu has approximately 250 employees. Lingu owns power supply facilities, water pump, conveyer belts and communication facilities within the coal mine area.

The closing of the Agreement is subject to the successful completion of due diligence by the Company and approval by the Company’s Board of Directors.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

The Agreement is incorporated by reference and attached hereto as Exhibit 2.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 27, 2006	NT HOLDING CORP.

/s/ Chun Ka Tsun
By: Chun Ka Tsun
Its: Chief Executive Officer and Director